EXCELSIOR BUYOUT INVESTORS, LLC

                               PURCHASE AGREEMENT



      Purchase Agreement dated March 10, 2003 between Excelsior Buyout Investors, LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund") and Excelsior Buyout Management, LLC ("Excelsior Management"), a corporation organized under the laws of the State of Delaware;

      WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund proposes to issue and sell units of limited liability company interest in the Fund ("Units") to the public pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission; and

      WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of a least $100,000 before making a public offering of its Units;

      NOW, THEREFORE, the Fund and Excelsior Management agree as follows:


      1. The Fund offers to sell to Excelsior Management, and Excelsior Management agrees to purchase from the Fund, 100 Units of the Fund at a $1,000 per unit for an aggregate price of $100,000 on March 10, 2003.

      2. Excelsior Management represents and warrants to the Fund that Excelsior Management is acquiring the Units for investment purposes only and not with a view toward resale or further distribution.

      3. Excelsior Management's right under this Purchase Agreement to purchase the Units is not assignable.


      IN WITNESS WHEREOF, the Fund and Excelsior Management have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.


EXCELSIOR BUYOUT INVESTORS, LLC          EXCELSIOR BUYOUT MANAGEMENT, LLC


By:     /s/ Douglas Lindgren              By:      /s/ Douglas Lindgren
    --------------------------------         -----------------------------------
        Douglas Lindgren                           Douglas Lindgren
        Principal Executive Officer                Authorized Signatory